UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

KOHL’S CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2005

To Our Shareholders:

The Annual Meeting of Shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”), will be held at the Midwest Express Center, 400 West Wisconsin Avenue, Milwaukee, Wisconsin 53203, on Wednesday, April 27, 2005, at 10:30 a.m., for the following purposes:

1.	To elect four directors to serve for a three-year term;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors;

3.	To vote on the shareholder proposals described herein, if properly presented at the meeting; and

4.	To act upon any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 2, 2005 are entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. Please vote as soon as possible in one of these three ways, whether or not you plan to attend the meeting:

•	Visit the web site shown on your proxy card to vote over the internet;

•	Use the toll-free telephone number shown on your proxy card to vote over the telephone; or

•	Complete, sign, date and return your proxy card in the reply envelope provided.

If you submit your proxy and then decide to attend the meeting to vote in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors

Richard D. Schepp
Secretary

Menomonee Falls, Wisconsin

March 29, 2005

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 27, 2005

The Board of Directors of Kohl’s Corporation (the “Company”) solicits the enclosed proxy for the Annual Meeting of Shareholders to be held on April 27, 2005, or any adjournment(s) thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only holders of record of the 343,398,331 shares of Common Stock outstanding at the close of business on March 2, 2005 will be entitled to notice of and to vote at the meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on March 2, 2005 is required for a quorum with respect to the matters on which action is to be taken at the meeting. Each such shareholder is entitled to one (1) vote for each share of Common Stock registered in their name and may vote such shares either in person or by proxy.

The shares represented by each valid proxy received in time will be voted at the annual meeting in accordance with the directions and specifications contained therein. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a proxy dated at a later time or a written revocation dated after the date of the proxy. A proxy will be revoked if the shareholder who executed it is present at the meeting and elects to vote in person.

References in this proxy statement or the accompanying proxy to a “fiscal year” are to the calendar year in which the fiscal year begins. For example, the fiscal year ended January 29, 2005 is referred to as “fiscal 2004”.

This proxy statement, the accompanying proxy and the Company’s Annual Report for fiscal 2004 are being furnished to shareholders beginning on or about March 29, 2005.

ITEM ONE

ELECTION OF DIRECTORS

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of four nominees to serve as Class I directors for a three-year term expiring in 2008, and until their successors are elected and qualified. The four Class I nominees are James D. Ericson, William S. Kellogg, Arlene Meier and R. Elton White.

The Company’s Articles of Incorporation provide that the Company’s Board of Directors shall consist of not less than five nor more than fifteen persons. The Board of Directors currently consists of thirteen members. Directors are divided into three classes (Class I, Class II and Class III), and each class is elected for a term of three years. There are four Class I directors, whose terms expire at this Annual Meeting. There are five Class II directors, whose terms expire at the 2006 Annual Meeting, and there are four Class III directors, whose terms expire at the 2007 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

Following is information regarding the nominees and continuing directors, as furnished by them. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

	Age	Director Since
Nominees for Election of Class I Directors
(Terms to expire in 2008)

James D. Ericson	69	1997

Former Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company. Mr. Ericson is also a Trustee of The Northwestern Mutual Life Insurance Company and a director of The Marcus Corporation, a lodging and theater business.

William S. Kellogg	61	1988

Former Chairman and Chief Executive Officer of the Company. Mr. Kellogg retired from the Company at the end of fiscal 2000, after 34 years of service. Mr. Kellogg is also a director of CarMax, Inc., an automotive retailer.

Arlene Meier	52	2000
Chief Operating Officer of the Company since November 2000. Ms. Meier served as Executive Vice President—Chief Financial Officer from October 1994 to November 2000. She joined the Company in 1989.

R. Elton White	62	1994
Formerly President of NCR Corporation, a technology and services provider. Mr. White is also a director of Keithley Instruments, Inc., a provider of analytical testing equipment.

Class II Directors
(Terms to expire in 2006)

Jay H. Baker	70	1988

Formerly President of the Company. Mr. Baker retired from the Company effective February 2000, after 13 years of service. Mr. Baker is also a director of Briggs & Stratton Corporation, a manufacturer of engines and power equipment.

Steven A. Burd	55	2001

Chairman, President and Chief Executive Officer of Safeway, Inc., an operator of grocery store chains. Mr. Burd has served as Safeway’s Chairman of the Board of Directors since 1998, Chief Executive Officer since 1993 and President since 1992.

Kevin Mansell	52	1999
President of the Company since February 1999. Mr. Mansell served as Executive Vice President—General Merchandise Manager from 1987 to 1998. He joined the Company in 1982.

Peter M. Sommerhauser	62	1988
Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Mr. Sommerhauser is also a Trustee of The Northwestern Mutual Life Insurance Company.

Judith A. Sprieser	51	2003

Chief Executive Officer since 2000 of Transora, Inc., a global eMarketplace for consumer packaged goods. Ms. Sprieser was with Sara Lee Corporation, a provider of packaged food and consumer products from 1987 to 2000, serving as Executive Vice President and Chief Executive Officer of its food group from 1999 to 2000 and Executive Vice President and Chief Financial Officer from 1998 to 1999. She also is a director of USG Corporation, a building materials manufacturer, Allstate Insurance Company, a provider of personal financial services and insurance, and Reckitt Benckiser PLC, a manufacturer of household products.

	Age	Director Since

Class III Directors
(Terms to expire in 2007)

Wayne Embry	68	2000

Senior Advisor to the General Manager of the Toronto Raptors, a professional basketball team, since June 2004. Prior to joining the Raptors, Mr. Embry served in several executive positions with the Cleveland Cavaliers, a professional basketball team, including over 13 years as General Manager and Team Division President and Chief Operating Officer. Mr. Embry is also a director of PolyOne Corporation, a polymer services company.

John F. Herma	57	1988
Formerly Chief Operating Officer and Secretary of the Company. Mr. Herma retired from the Company effective June 1999, after 21 years of service.

R. Lawrence Montgomery	56	1994

Chief Executive Officer of the Company since February 1999, and Chairman since February 2003. Mr. Montgomery served as Vice Chairman from March 1996 to November 2000 and as Executive Vice President of Stores from February 1993 to February 1996. He joined the Company in 1988.

Frank V. Sica	54	1988

President of Quantum Industrial Holdings, an investment fund, since 2003. Managing Director of Soros Fund Management LLC and Managing Partner of Soros Private Equity Partners from 1998 to 2003. Mr. Sica is also a director of CSG Systems International, Inc., a computer software company, Emmis Communications Corporation, a diversified media company, JetBlue Airways Corporation, a commercial airline, and NorthStar Realty Finance Corp., a commercial real estate company.

The Board of Directors has no reason to believe that a nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the number of directors or may designate a substitute nominee, in which event the shares represented by the proxies returned to the Company will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy.

Director Independence

The Company’s Board of Directors has determined that each of the current directors except Messrs. Montgomery, Mansell, Sommerhauser and Ms. Meier are “independent” under the Company’s independence standards. These standards require a finding that the individual director satisfies all of the “independence” standards of the New York Stock Exchange (“NYSE”), as such standards may be amended from time to time, and also that the director has no material relationships with the Company (either directly or as a partner, shareholder or officer of any entity) which could be inconsistent with a finding of independence. In making these determinations, the Board of Directors has broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Mr. Montgomery, Mr. Mansell and Ms. Meier were not deemed “independent” because they are current executive officers of the Company. Mr. Sommerhauser was not deemed “independent” because of his affiliation with Godfrey & Kahn, S.C., which provides legal services to the Company.

Board of Directors’ Meetings, Attendance and Compensation

The Company’s Board of Directors held five formal meetings during fiscal 2004. Each incumbent director attended 75 percent or more of the full board meetings and meetings of committees on which such director served during the year, with the exception of Ms. Sprieser, who attended 74 percent of such meetings. At the time she joined the Board of Directors in 2003, the Board was aware of the fact that Ms. Sprieser had pre-existing commitments that would prevent her from attending certain meetings in fiscal 2004. These prior commitments will not affect Ms. Sprieser’s ability to attend Company Board of Directors meetings in the future.

Directors are encouraged to attend annual meetings of shareholders, but the Company has no formal policy requiring such attendance. Eight of the Company’s directors attended the 2004 Annual Meeting of Shareholders.

Directors who are not employees of the Company or its subsidiaries receive an annual retainer fee of $15,000. Committee chairpersons receive an additional $5,000 retainer fee. Non-employee directors also receive $1,000 for each full Board and committee meeting attended in person ($500 if the director participates via teleconference). Stock options are granted to non-employee directors from time to time. These grants are typically made at the time the director joins the Board or is re-elected by the shareholders to serve a three year term. Ten-year options to purchase 3,000 shares of the Company’s common stock were granted to each of Messrs. Embry, Herma and Sica upon their re-election to the Board in fiscal 2004. Directors are also reimbursed for travel and other expenses related to attendance at Board and committee meetings or educational seminars approved in advance by the Governance and Nominating Committee.

Committees of the Board of Directors

The Company’s Board of Directors has three key standing committees: a Compensation Committee, a Governance and Nominating Committee and an Audit Committee. All members of the key committees have been determined by the Board to be “independent” under the above-referenced independence standards. All of the Company’s key standing committees operate under written charters that are available for viewing by accessing the Company’s website at www.kohls.com then “Investor Relations”, then “Corporate Governance”. Copies of these documents will be provided to any shareholder upon request.

Compensation Committee

The duties of the Compensation Committee are to discharge the Board’s responsibilities related to compensation of the Company’s directors and officers, as well as those with respect to the general employee compensation and benefit policies and practices of the Company to ensure that they meet corporate objectives. The Compensation Committee has overall responsibility for evaluating and approving the executive officer benefit, incentive compensation, equity based or other compensation plans, policies and programs of the Company. The Compensation Committee also approves goals for incentive plans and evaluates performance against these goals. During fiscal 2004, the Compensation Committee formally met two times and otherwise accomplished its business without formal meetings. The members of the Compensation Committee are Messrs. Burd, Ericson and Sica. Mr. Ericson chairs this committee.

Governance and Nominating Committee

The duties of the Governance and Nominating Committee are to: (i) provide assistance to the Board of Directors in the selection of candidates for election and re-election to the Board and its committees, (ii) advise the Board on corporate governance matters and practices, including developing, recommending, and thereafter periodically reviewing the Corporate Governance Guidelines and principles applicable to the Company, and (iii) coordinate an annual evaluation of the performance of the Board and each of its standing committees. During fiscal 2004, the Governance and Nominating Committee formally met two times and otherwise accomplished its business without formal meetings. The members of the Nominating Committee are Ms. Sprieser and Messrs. Burd, Embry, Ericson, Sica and White. Mr. Embry chairs this committee.

The Governance and Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Committee through current directors, professional search firms, shareholders or other persons. Once the Committee has identified a prospective nominee, the Committee evaluates the prospective nominee against the standards and qualifications set out in the Committee’s charter, including the individual’s potential contributions in providing advice and guidance to the Board and management. The Committee seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values. The Committee does not evaluate shareholder nominees differently than any other nominee.

Pursuant to procedures set forth in the Company’s Bylaws, the Company’s Governance and Nominating Committee will consider shareholder nominations for directors if the Company receives timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be timely for the 2006 annual meeting of shareholders, the notice must be received within the time frame discussed below on page 21 under the heading “Shareholder Proposals”. To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. These requirements are detailed in the Company’s Bylaws, which were attached as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2000. A copy of these Bylaws will be provided upon written request to the Company’s Secretary.

Audit Committee

It is the responsibility of the Audit Committee to assist the Board of Directors in its oversight of the Company’s financial accounting and reporting practices. The specific duties of the Audit Committee include monitoring the integrity of the Company’s financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting the Company’s independent auditors; monitoring the independence and performance of the Company’s independent auditors and internal auditing functions; and providing an avenue of communication among the independent auditors, management, the internal auditing functions and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee met nine times during fiscal 2004, and otherwise accomplished its business without formal meetings. The members of the Audit Committee are Ms. Sprieser and Messrs. Embry and White. Mr. White chairs this committee. The Board has determined that Mr. White qualifies as an “audit committee financial expert”, and that each Audit Committee member is “financially literate” as defined by the Commission’s regulations and the NYSE’s listing standards.

Meetings of Non-Management Directors

The non-management members of the Board of Directors meet in regularly scheduled executive sessions without any members of management present. The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has appointed Mr. Kellogg as the Director responsible for presiding over these meetings.

Executive Committee

In late fiscal 2004, the Board of Directors established an Executive Committee, the primary function of which is to act on behalf of the Board of Directors in the intervals between the Board’s meetings. The Executive Committee may not, however, take any actions that: (a) are prohibited by applicable law or the Company’s Articles of Incorporation or Bylaws, or (b) are required by law or by rule of the New York Stock Exchange to be performed by a committee of independent directors, unless the composition of the Executive Committee complies with such law or rule. The members of the Executive Committee were Messrs. Burd, Kellogg, Montgomery, Sica and Sommerhauser. The Executive Committee met one time during fiscal 2004.

Corporate Governance Guidelines and Code of Ethics

The Board has adopted Corporate Governance Guidelines for the Company in order to assure that the Board has the necessary practices in place to govern the Company in the best interests of the shareholders. To view these Guidelines, access www.kohls.com, then “Investor Relations”, then “Corporate Governance”, then “Corporate Governance Guidelines”. Copies will be provided to any shareholder upon request.

The Company has adopted a code of ethical standards that describes the ethical and legal responsibilities of the Company’s employees and, to the extent applicable, members of the Company’s Board of Directors. This code includes (but is not limited to) the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. The Board of Directors, through its Governance and Nominating Committee, has reviewed and approved this code. The Company provides educational seminars with respect to the code, and Company employees agree in writing to comply with the code at commencement of employment and periodically thereafter. Company employees are encouraged to report suspected violations of the code through various means, including through the use of an anonymous toll-free hotline. This code, known as “Kohl’s Ethical Standards and Responsibilities” can be viewed on the Company’s website by accessing www.kohls.com, then “Investor Relations”, then “Corporate Governance”, then “Code of Ethics”. Copies will be provided to any shareholder upon request.

Contacting the Board

Shareholders or other interested parties may contact any member of the Board of Directors by following the instructions that are posted on the Company’s website. To view these instructions, access www.kohls.com, then “Investor Relations”, then “Corporate Governance”, then “Contacts for Questions or Concerns”.

Compensation Committee Interlocks and Insider Participation

None of the fiscal 2004 members of the Compensation Committee is or has been an officer or employee of the Company.

Other Transactions

Mr. Sommerhauser is a shareholder of the law firm of Godfrey & Kahn, S.C., which performs legal services for the Company.

Prior to their retirement from the Company, Messrs. Baker, Herma and Kellogg had employment agreements that provided post-retirement health benefits for them and their spouses. Beginning in fiscal 2004, Messrs. Baker, Herma and Kellogg began reimbursing the Company for premiums paid for these benefits.

BENEFICIAL OWNERSHIP OF SHARES

The following information is furnished as of January 29, 2005 (unless otherwise noted) to indicate beneficial ownership of shares of the Company’s Common Stock by each director, each executive officer listed in the Summary Compensation Table, each person who is known to the Company to own beneficially more than 5% of the Company’s Common Stock, and all executive officers and directors of the Company as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. The beneficial ownership includes shares owned by the individual in the Company’s 401(k) Plan and the Company’s Employee Stock Ownership Plan. Indicated options are all exercisable within 60 days of January 29, 2005.

Name of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Jay H. Baker	5,233,831	(1)	1.5%
Steven A. Burd	17,945	(2)	*
Wayne Embry	6,500	(3)	*
James D. Ericson	32,500	(4)	*
John F. Herma	9,545,314	(5)	2.8%
William S. Kellogg	16,960,256	(6)	4.9%
Frank V. Sica	41,628	(7)	*
Judith A. Sprieser	1,000	(8)	*
Peter M. Sommerhauser 780 N. Water Street Milwaukee, WI 53202	29,218,666	(9)	8.5%
R. Elton White	27,000	(10)	*
Kevin Mansell	1,560,973	(11)	*
Arlene Meier	1,228,878	(12)	*
R. Lawrence Montgomery	2,599,042	(13)	*
Wesley S. McDonald	26,714	(14)	*
Donald A. Brennan	86,563	(15)	*
All directors and executive officers as a group (21 persons)	37,706,924	(16)	10.8%
Montag & Caldwell, Inc. 3455 Peachtree Road, NE Suite 1200 Atlanta, GA 30326-3248	18,267,460	(17)	5.3%

*	Less than 1%.
(1)	Includes 1,308,532 shares held in trust for the benefit of Mr. Baker’s family but as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, 45 shares held by a charitable foundation for which Mr. Baker serves as a director and president, 3,601,052 shares held in trusts for the benefit of Mr. Baker and his spouse for which Mr. Sommerhauser is sole trustee, and 4,000 shares represented by stock options.
(2)	Includes 3,000 shares represented by stock options.
(3)	Includes 6,000 shares represented by stock options.
(4)	Includes 18,000 shares represented by stock options.
(5)	Includes 8,374,340 shares held in trust for the benefit of Mr. Herma’s family but as to which Mr. Sommerhauser has sole voting and investment power, 138,500 shares held by a charitable foundation for which Mr. Herma serves as a director and president and 3,000 shares represented by stock options.
(6)	Includes 14,377,309 shares held in trust for the benefit of Mr. Kellogg’s family but as to which Mr. Sommerhauser has sole voting and investment power, 109,420 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president, 1,308,532 shares held in trust for the benefit of Mr. Baker’s family and as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, but no pecuniary interest, and 2,000 shares represented by stock options.

(7)	Includes 19,000 shares represented by stock options and 22,628 shares held by Mr. Sica’s spouse, individually and as trustee of a trust for the benefit of Mr. Sica’s children.
(8)	Includes 1,000 shares represented by stock options.
(9)	Includes 28,769,954 shares held in trust for the benefit of the families of current and former executive officers of the Company or in charitable foundations established by executive officers of the Company for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest. Includes 135,697 shares held in trusts for the benefit of Mr. Sommerhauser’s family as to which Mr. Sommerhauser has no voting or investment power. Includes 10,150 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director, and 20,000 shares represented by stock options.
(10)	Includes 18,000 shares represented by stock options.
(11)	Includes 276,000 shares held in trust for the benefit of Mr. Mansell’s family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 118,402 shares held in trusts for the benefit of Mr. Mansell and his spouse, for which Mr. Mansell or his spouse is a trustee, and 1,010,343 shares represented by stock options.
(12)	Includes 865,853 shares represented by stock options.
(13)	Includes 251,896 shares held in trust for the benefit of Mr. Montgomery’s family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 119,158 shares held in trusts for the benefit of Mr. Montgomery and his spouse, for which Mr. Montgomery or his spouse is a trustee, 8,300 shares held by a charitable foundation for which Mr. Montgomery acts as president and a director and 1,913,251 shares represented by stock options.
(14)	Includes 15,714 shares represented by stock options.
(15)	Includes 76,050 shares represented by stock options.
(16)	Includes 5,085,687 shares represented by stock options.
(17)	Based upon information as of December 31, 2004 set forth in shareholder’s Schedule13G filed with the Securities and Exchange Commission on January 28, 2005.

EXECUTIVE COMPENSATION

The table below summarizes information concerning compensation for the last three fiscal years of those persons who were at January 29, 2005: (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company.

Summary Compensation Table

	Fiscal Year					Long Term Compensation			All Other Compensation(3)
		Annual Compensation				Restricted Stock Awards ($)(2)		Shares Underlying Stock Options(#)
Name and Principal Position		Salary		Bonus(1)
R. Lawrence Montgomery Chief Executive Officer	2004 2003 2002	$ $ $	1,022,400 1,014,583 967,919	$ $ $	0 0 273,140	$ $ $	0 0 0	0 123,500 0	$ $ $	10,134 9,799 9,457

Kevin Mansell President	2004 2003 2002	$ $ $	892,700 873,283 770,165	$ $ $	0 0 217,336	$ $ $	0 0 0	0 92,600 0	$ $ $	9,894 9,658 8,979

Arlene Meier Chief Operating Officer	2004 2003 2002	$ $ $	732,200 716,283 630,583	$ $ $	0 0 178,276	$ $ $	0 0 0	0 92,600 0	$ $ $	9,798 9,228 8,615

Wesley S. McDonald Executive Vice President, Chief Financial Officer(4)	2004 2003 2002	$ $ $	466,375 223,295 0	$ $ $	52,500 0 0	$ $ $	541,970 0 0	20,000 75,000 0	$ $ $	12,391 78,819 0

Donald A. Brennan Executive Vice President, General Merchandise Manager	2004 2003 2002	$ $ $	442,250 434,167 416,667	$ $ $	50,000 0 117,600	$ $ $	517,335 0 0	20,000 31,000 0	$ $ $	8,371 7,894 4,666

(1)	Bonuses awarded based on the Company’s performance during the indicated fiscal year, but paid out during the subsequent year.
(2)	On January 3, 2005, Messrs. McDonald and Brennan were granted 11,000 and 10,500 shares, respectively, of restricted Common Stock pursuant to the Company’s 2003 Long Term Compensation Plan. The value of these awards in this table are based on the closing sales price of $49.27 per share on the date of grant. The restrictions lapse in three equal increments on the first, second and third anniversary of the date of grant, subject to the named executive officer’s continued employment and other conditions. At the end of fiscal 2004, Messrs. McDonald and Brennan continued to hold the 11,000 and 10,500 shares, respectively, of restricted stock, then valued at $501,820 and $479,010, respectively. Holders of restricted stock are entitled to any dividends paid on the Company’s Common Stock.
(3)	Includes contributions by the Company for fiscal 2004 under the Company’s defined contribution plans in the following amounts: Mr. Montgomery $6,993, Mr. Mansell $6,998, Ms. Meier $7,269, Mr. McDonald $3,343, and Mr. Brennan $7,086; payments by the Company during fiscal 2004 for term life, long term disability and accidental death and dismemberment insurance under the Company’s life insurance plan in the following amounts: Mr. Montgomery $3,141, Mr. Mansell $2,896, Ms. Meier $2,529, Mr. McDonald $1,333, and Mr. Brennan $1,285; and relocation expense reimbursements to Mr. McDonald in the amount of $7,715.
(4)	Mr. McDonald joined the Company on August 4, 2003.

Option Grants In Last Fiscal Year

The Company is currently authorized to issue equity awards under its 2003 Long-Term Compensation Plan (the “2003 Plan”) and a 1997 Stock Option Plan for Outside Directors (the “1997 Plan”). Awards under the 2003 Plan may be in the form of stock options; stock appreciation rights; Common Stock, including restricted stock; Common Stock units; performance units; and performance shares. Awards under the 1997 Plan may be in the form of stock options only. All awards to outside directors during fiscal 2004 were granted under the 1997 Plan.

The table below provides information regarding option grants during fiscal 2004 to the persons named in the Summary Compensation Table.

Name	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
R. Lawrence Montgomery	0	0%	—	—	—
Kevin Mansell	0	0%	—	—	—
Arlene Meier	0	0%	—	—	—
Wesley S. McDonald	20,000	0.9%	$49.56	02/25/19	$383,118
Donald A. Brennan	20,000	0.9%	$49.56	02/25/19	$383,118

(1)	All options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options vest in four equal annual installments commencing one year from date of grant, with full vesting on the fourth anniversary of the date of grant.
(2)	Calculated using the Black-Scholes option pricing model as of the date of grant, applying the following assumptions: risk-free interest rate of 3.50%; expected volatility of the Common Stock of 33.9%; expected dividend yield of 0%; and a 6.2 year expected life of the option. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock and overall stock market conditions. In addition, actual gains are dependent upon whether, and the extent to which, the options actually vest.

Executive Stock Sale Guidelines

The Company has established executive stock sale guidelines that restrict the percentage of an executive’s vested stock options or shares of Common Stock that may be sold by the executive in any fiscal year. From time to time, the Company’s executive officers will engage in sales of Common Stock in accordance with these guidelines. These sales may be accomplished pursuant to SEC Rule 144 during the Company’s scheduled insider trading window periods or pursuant to pre-arranged trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act. Compliance with the Company’s executive stock sale guidelines is monitored by the Compensation Committee of the Board of Directors, and exceptions are granted by such Committee only in extraordinary circumstances.

In fiscal 2002, the Compensation Committee addressed certain unexercised and in-the-money stock options held by Mr. Montgomery and Ms. Meier that would be fully vested but scheduled to expire in fiscal 2003, 2004 and 2005 (“Expiring Options”). Recognizing that the cash required to pay the exercise price and the taxes on the stock appreciation of Expiring Options would be significant if the Expiring Options were exercised and the stock held, the Committee granted Mr. Montgomery and Ms. Meier limited exceptions to the executive stock sale guidelines. Pursuant to these exceptions, Mr. Montgomery and Ms. Meier were each permitted to do the following in subsequent fiscal years:

(i)	sell the number of option shares permitted under the current executive stock sale guidelines; and

(ii)	exercise all remaining Expiring Options and sell the number of option shares necessary to pay the personal income taxes and exercise price for these options.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year End Option Values

The table below provides information regarding exercises of stock options during fiscal 2004 and the value of stock options held at January 29, 2005 by the persons named in the Summary Compensation Table.

Name	Shares Acquired On Exercise		Value Realized(1)		Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In- the-Money Options At Fiscal Year End
					Exercisable	Unexercisable	Exercisable	Unexercisable
R. Lawrence Montgomery	179,199		$7,797,526		1,712,676	431,625	$36,618,388	$7,552,602
Kevin Mansell	109,468		$4,941,461		942,818	158,200	$17,865,780	$489,800
Arlene Meier	792,696	(2)	$36,008,828	(2)	818,328	171,772	$15,884,740	$0
Wesley S. McDonald	0		$0		10,714	84,286	$0	$0
Donald A. Brennan	0		$0		55,050	98,950	$0	$0

(1)	The options exercised were originally granted between 1994 and 1996 at the then current market price. The “Value Realized” reflects the appreciation on the date of exercise (based on the excess of the market value of the shares on the date of exercise over the grant price). Because the executive officers may keep the shares they acquired upon the exercise of the option (or sell them at market value), these amounts do not necessarily reflect cash realized upon the sale of those shares. See note 2 as it relates to options exercised by Ms. Meier.
(2)	These stock options were granted in 1994 and scheduled to expire in 2004. The disposition of these option shares was as follows:
(i)	96,000 of the option shares were exercised and sold within the Company’s executive stock sale guidelines. The value realized was $4,408,771.
(ii)	348,696 of the option shares with a value realized of $15,752,582 were exercised and held by Ms. Meier; and
(iii)	Proceeds from the sale of the remaining 348,000 option shares, with a value realized of $15,847,475, were used to pay the personal income taxes and exercise price of these shares and the shares that were held.

Equity Compensation Plan Information

The following table provides information as of January 29, 2005 regarding shares outstanding and available for issuance under the Company’s existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	15,163,315	$40.70	14,475,750
Equity compensation plans not approved by security holders(1)	0	0	0

Total	15,163,315	$40.70	14,475,750

(1)	All of the Company’s existing equity compensation plans have been approved by shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC disclosing their ownership, and changes in their ownership, of the Company’s stock. Copies of these reports must also be furnished to the Company. Based solely upon its review of these copies, the Company believes that during fiscal 2004, all of such forms were filed on a timely basis by reporting persons, with the following exceptions: Two reports were filed late on behalf of Jack Moore, a former executive, with respect to his acquisition of Company stock in two open market transactions; and one report relating to the annual grant of stock options to directors was filed late on behalf of the following directors: Wayne Embry, John F. Herma and Frank V. Sica.

Employment Agreements

The Company has employment agreements with Mr. Montgomery, Mr. Mansell and Ms. Meier. These agreements include the following terms:

•	the term of each agreement is three years, extended on a daily basis until either the executive or the Company notifies the other party that the term shall no longer be so extended;

•	each executive shall receive an annual base salary, which cannot be reduced without their consent and is currently $1,022,400, $892,700, and $732,200 for Mr. Montgomery, Mr. Mansell, and Ms. Meier, respectively;

•	each executive shall be eligible for participation in the health plans, incentive plans, and other benefit plans and perquisites as the Company may establish for senior executives from time to time;

•	unless the executive is terminated for misconduct or the executive voluntarily resigns other than for a good reason as specified in the agreements, each executive and his or her spouse and eligible dependants shall be provided post-retirement health care coverage under the Company’s health insurance plan and supplemental executive medical plan, provided the executive (or the eligible dependants in the event of the executive’s death) reimburses the Company for all premiums paid for such retiree health insurance benefits;

•	the executive shall not compete with the Company for a period of two years following the termination of the executive’s employment;

•	if the executive’s employment is terminated upon the executive’s death or disability, the executive or his or her estate will receive the executive’s then annual base salary for a period of six months;

•	if the executive’s employment is terminated by the Company due to certain misconduct by the executive or the executive’s voluntary resignation, the executive shall not receive any severance payment;

•	if the executive’s employment is terminated by the executive as a result of a significant reduction in the executive’s job status or scope of responsibilities or by the Company in violation of the agreement, the executive will be entitled to a lump-sum severance payment equal generally to the sum of the following:

•	a pro rata portion of the anticipated bonus and option awards for the current year (determined on the basis of awards made over the prior three years) and

•	the salary, bonus and incentive compensation payable to the executive for the then remaining term of the respective employment agreement (determined on the basis of the executive’s then current salary and average bonus and option awards for the prior three fiscal years).

•	if any amount payable under the agreements upon the termination of an executive’s employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties would be incurred by the executive with respect to such excise tax, then such executive would be entitled to receive an additional amount so that after payment by the executive of all such excise taxes, interest and penalties, such executive would retain an amount equal to such excise taxes, interest and penalties.

On January 3, 2005, the Company entered into employment agreements with Mr. McDonald and Mr. Brennan. These agreements include the following terms:

•	the term of each agreement is three years, to be extended for additional two year terms, unless either party provides at least twelve months advance notice of non-renewal;

•	each executive shall receive an annual base salary, which is currently $525,000 for Mr. McDonald and $500,000 for Mr. Brennan;

•	each executive shall be eligible for participation in the health plans, incentive plans, and other benefit plans as the Company may establish for senior executives from time to time;

•	the executive shall not compete with the Company for a period of one year following the termination of the executive’s employment;

•	if the executive’s employment is terminated by the Company due to certain misconduct by the executive or the executive’s voluntary resignation or non-renewal, the executive shall not receive any severance benefits, except that in the case of executive’s voluntary resignation, the executive shall receive a severance payment in an amount equal to a fixed portion of the executive’s last annual salary, payable over the following year;

•	if the executive’s employment is terminated upon the executive’s death or the Company’s non-renewal, the executive shall not receive any severance payments, except that the executive or the executive’s estate shall be entitled to a prorated portion of the executive’s bonus award for the current year, if any;

•	if the executive’s employment is terminated as a result of executive’s disability, the executive will receive a severance payment in an amount equal to a fixed portion of the executive’s last annual salary, payable over the following six months, plus a prorated portion of the executive’s bonus award for the current year, if any;

•	if the executive’s employment is terminated by the Company in violation of the agreement or by the executive as a result of the Company’s breach of the agreement, the Company requiring the executive to relocate, or a significant reduction in the executive’s job status, salary or scope of responsibilities, the executive will be entitled to the following severance benefits:

•	salary continuation for the then remaining term of the respective agreement;

•	a prorated portion of the executive’s bonus award for the current year, if any;

•	limited outplacement services;

•	limited reimbursement of health insurance continuation premiums for the remaining term of the agreement;

•	if, within one year following a “change of control” of the Company (as defined in the agreements) the executive’s employment is terminated by the Company in violation of the agreement or by the executive as a result of the Company’s breach of the agreement, the Company requiring the executive to relocate, or a significant reduction in the executive’s job status, salary or scope of responsibilities, the executive will be entitled to the following severance benefits:

•	a prorated portion of the executive’s bonus award for the current year, if any;

•	limited outplacement services;

•	a lump sum severance payment equal to the sum of:

•	the executive’s base salary for the remaining term of the agreement, but not less than two years; and

•	bonus and incentive compensation payable to the executive for the then remaining term of the agreement (each such award to be equal to the average of the last three bonus awards paid to the executive).

•	in all cases, the Company’s obligation to pay severance is contingent upon the executive’s execution of a general release of claims against the Company, and except in the case of termination following a change of control, severance payments are subject to offset for any compensation from other sources received by such executive during the period during which the severance is to be paid.

In connection with the execution of these agreements, Messrs. McDonald and Brennan received 11,000 and 10,500 shares, respectively, of restricted Company Common Stock. The Company has entered into comparable employment agreements with each of its other executive vice presidents.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of Kohl’s Corporation (the “Compensation Committee”) is pleased to present its report on executive compensation. This report documents the components of the Company’s executive officer compensation programs and describes the basis on which compensation determinations for fiscal 2004 were made by the Compensation Committee with respect to the executive officers of the Company.

Compensation Philosophy

It is the philosophy of the Company that executive compensation be directly linked to corporate performance and increases in shareholder value. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables the Company to attract and retain key personnel.

•	Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals.

•	Provide long-term compensation opportunities, primarily through stock options, that align executive compensation with value received by shareholders.

Every Company executive is expected to uphold and comply with the social and ethical responsibilities set forth in the Company’s written code of ethical standards. This code describes every executive’s responsibilities to the Company’s associates, customers, investors, business partners and the communities in which the Company does business. Upholding these ethical standards contributes to the success of the individual executive, and to the Company as a whole. An executive’s performance in meeting these standards is taken into account for purposes of determining the executive’s compensation level and stock option awards.

Compensation Program Components

The particular elements of the Company’s compensation program for executive officers are explained below.

Base Salary. Under the terms of their respective employment agreements, the base salaries of Ms. Meier and Messrs. Montgomery and Mansell cannot be reduced without their consent. The Compensation Committee determines, in its discretion, whether increases in salaries for these individuals is warranted. Increases in base salary, if any, are based upon (i) the Compensation Committee’s assessment of overall corporate performance, especially the Company’s net income and return on investment, (ii) individual performance criteria, including leadership and vision, long-term strategic planning, succession planning, communication with the Board of Directors, and the Company’s record of social responsibility and (iii) a review of salaries paid to executives of a representative group of domestic retailers and general industry, adjusted for the size of the companies, corporate growth rates, and the scope of the executives’ responsibilities. Based on the Company’s failure to achieve its net income objectives in fiscal 2003, neither Mr. Montgomery, Mr. Mansell nor Ms. Meier was granted a base salary increase in fiscal 2004. Mr. Montgomery’s base salary remained at $1,022,400; Mr. Mansell’s salary remained at $892,700; and Ms. Meier’s salary remained at $732,200. Salary increases from 2003 to 2004 for these individuals shown in the Summary Compensation Table are the result of increases based upon the Company’s fiscal 2002 performance being awarded in mid-2003.

Base salaries and salary ranges for the other executive officers of the Company are initially established based on a review of salaries paid to executives of a representative group of domestic retailers and general industry, adjusted for the size of the companies, corporate growth rates, and the scope of the executives’ responsibilities. Increases in base salary are made from time to time due to competitive conditions, promotions, job scope expansion, increased responsibilities and merit. Ms. Meier and Messrs. Montgomery and Mansell generally recommend, based primarily on individual performance evaluations, the appropriate increases for the other executive officers. The Compensation Committee ultimately determines whether these recommendations are appropriate.

The Compensation Committee generally believes that in order to attract highly qualified associates, the Company must pay salaries equal to or slightly above the average salaries paid to executives with similar responsibilities at other domestic retailers of comparable size. As noted below, in fiscal 2004 the Compensation Committee considered the advice of a compensation consultant to determine whether the base salaries of the executive officers were competitive. Adjustments were made where deemed warranted. Salary increases for executive officers typically range from 3% to 9%, but in some cases may increase more than 9% to reflect the factors discussed above. Base salary increases granted to all executive officers during fiscal 2004 averaged 7%.

Annual Incentive Compensation. The Company maintains an executive bonus plan for the benefit of its Management Board members, buyers, store managers and other key executives such as sales support managers and merchandise planners. The Management Board is comprised of the Company’s executive officers, executive vice presidents, senior vice presidents, vice presidents, directors, district managers and divisional merchandise managers. Under the plan, the Compensation Committee fixes net income goals for the Company for each fiscal year. Participants receive a cash bonus equal to a predetermined percentage of their base pay (up to 100% for executive vice presidents and 175% for Ms. Meier and Messrs. Montgomery and Mansell for fiscal 2005) depending upon the net income level achieved. The targeted net income levels are set sufficiently high in order to link corporate performance with bonus levels, and the plan is intended to tie compensation levels to increases in shareholder value which should occur if the net income levels are achieved. At the end of the last fiscal year, approximately 1,300 associates participated in the plan. For fiscal 2004, the Company achieved the threshold net income level required for a minimum bonus payout to plan participants, with the exception of Mr. Montgomery, Mr. Mansell and Ms. Meier, who did not receive a bonus.

Long-Term Compensation. The Company’s 2003 Long-Term Compensation Plan is intended to motivate key associates to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives through the ownership and performance of the Company’s Common Stock. The 2003 Long-Term Compensation Plan permits the grant of, among other things, stock options, stock appreciation rights and restricted stock.

Stock options are granted under the Company’s 2003 Long-Term Compensation Plans at the prevailing market price and the holder will only realize value if the Company’s stock price increases after the grant. Stock options granted for performance vest over a period of four years. Stock options granted to executive officers and senior vice presidents upon recruitment and to recognize increased responsibilities vest over a period of seven years.

Stock options have historically been used by the Compensation Committee as the primary form of long-term incentive compensation for the Company’s key employees. The Compensation Committee determines, in its discretion, the number of options to be granted each year to executive officers based on individual performance contributions and the Company’s net income. During 2004, no stock options were granted to Mr. Montgomery, Mr. Mansell or Ms. Meier because of the Company’s failure to achieve net income objectives in fiscal 2003. The Compensation Committee regularly requests and receives recommendations from Mr. Montgomery, Mr. Mansell and Ms. Meier regarding option grants for the other executive officers.

As described below in “New Employment Agreements”, restricted stock was granted to certain executive officers, including Mr. McDonald and Mr. Brennan, in fiscal 2004. The restricted stock will vest over a period of three years, subject to accelerated vesting upon a change of control of the Company (as defined in the Company’s 2003 Long Term Compensation Plan). Vesting is generally contingent upon the executive’s continued employment, but in certain circumstances, such as in the event of termination of the executive without cause, the shares will continue to vest until the end of the term of the executive’s employment agreement.

Perquisites. The Company provides its executive officers, including the officers named in the Summary Compensation Table above, with certain perquisites, including payments up to $1,000 per month for a leased automobile (with no fixed limit for Mr. Montgomery, Mr. Mansell or Ms. Meier); personal and financial and tax advisory services having a value of up to $1,000 ($3,500 for Mr. Montgomery, Mr. Mansell and Ms. Meier, with no fixed limit on tax-related services); company paid medical insurance, including for dependents; a supplemental health care plan, covering up to $25,000 ($50,000 for Mr. Montgomery, Mr. Mansell and Ms. Meier) for medical expenses not covered by insurance; travel and accident insurance; a cell phone; and Company-paid life insurance coverage. The value of these perquisites does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for any named executive officer. The Compensation Committee believes these perquisites are reasonable.

Engagement of Outside Compensation Consultant

During fiscal 2004, the Company engaged a consultant, approved by the Compensation Committee, to conduct an extensive review of compensation arrangements for the Company’s executive officers as compared to those of competitive retailers. Based in large part on the competitive environment, and upon the advice of the consultant, the Compensation Committee determined that the Company should enter into employment agreements with its executive vice presidents, adjust base salary levels in appropriate circumstances and grant restricted stock to better align the executives’ interests with those of shareholders. The employment agreements are described elsewhere in this proxy statement.

Tax Law Limitation on Deductibility of Compensation

The Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds $1 million per executive. The Compensation Committee currently intends to recommend compensation amounts and plans which meet the requirements for deductibility, and the Compensation Committee expects that Section 162(m) will not limit the deductibility of any compensation expense in fiscal 2004. Messrs. Montgomery and Mansell deferred a portion of their compensation in fiscal 2004.

Summary

The Compensation Committee has the responsibility for ensuring that the Company’s compensation program continues to be in the best interest of its shareholders. The Compensation Committee regularly reviews the Company’s compensation programs to determine that pay levels and incentive opportunities for executive officers are competitive and reflect the performance of the Company and of the individual.

After a review of all existing programs, the Compensation Committee believes that the total compensation program for executive officers is consistent with the Compensation Committee’s compensation philosophy. Base salaries are set at levels that the Compensation Committee considers to be reasonable. The executive bonus plan provides variable compensation opportunities to key associates that are directly linked to annual operating results of the Company. The Company’s Long-Term Compensation Plan provides opportunities to participants that are consistent with increases in value realized by shareholders.

Compensation Committee:

James D. Ericson (Chair)

Steven A. Burd

Frank V. Sica

STOCK PRICE PERFORMANCE GRAPH

The following graph shows changes from January 29, 2000 through January 29, 2005 (the last day in fiscal 2004) in the value of $100 invested in (1) the Company, (2) the Standard & Poor’s 500 Index and (3) the S&P-500 Department Stores Index, as calculated by Standard & Poor’s Investment Services. The values of each investment are based on share price appreciation plus, in the case of the indices, dividends paid in cash, with the dividends reinvested. The calculations exclude trading commissions and taxes.

DATE	KOHL’S CORPORATION	S&P 500 INDEX	S&P-500 DEPARTMENT STORES
01/29/00	$100.00	$100.00	$100.00
02/03/01	199.06	99.82	130.48
02/02/02	190.37	84.14	143.61
02/01/03	152.21	65.24	98.18
01/31/04	128.76	87.80	133.90
01/29/05	132.59	92.48	157.68

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is directly responsible for the compensation, appointment and oversight of the Company’s independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors, Ernst & Young LLP (“Ernst & Young”), are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles, as well as examining and reporting on management’s assertion about the effectiveness of the Company’s internal controls over financial reporting. Under its written charter, the Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to the independent auditors as well as anyone in the Company, and has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and Ernst & Young. The Audit Committee has also discussed and reviewed with Ernst & Young the matters required to be discussed by Statements on Auditing Standards No. 61—“Communications with Audit Committees”, as amended. In addition, the Audit Committee obtained from Ernst & Young the written disclosures and the letter required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board and discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee has also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining their independence, and has satisfied itself with respect to Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 29, 2005 for filing with the Securities and Exchange Commission.

Audit Committee:

R. Elton White, Chair

Wayne Embry

Judith A. Sprieser

ITEM TWO

RATIFICATION OF AUDITORS

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as independent auditors of the Company and its subsidiaries for fiscal 2005. This selection is being presented to the shareholders for their ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young as independent auditors of the Company and its subsidiaries for fiscal 2005. The Company has been advised by Ernst & Young that they are independent auditors with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

A representative from Ernst & Young is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Paid to Ernst & Young

The Company paid the following fees to Ernst & Young for fiscal 2004 and fiscal 2003:

	Fiscal 2004	Fiscal 2003
Audit Fees	$638,625	$377,000
Audit-Related Fees	30,800	30,000
Tax Fees	15,111	175,000
All Other Fees	0	0

TOTAL	$684,536	$582,000

Audit Fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q and reviews of the Company’s registration statements. Included in Audit Fees for fiscal 2004 are fees for services related to the certification of the Company’s internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related services generally include benefit plan audits. Of the Tax Fees paid in fiscal 2003, approximately $133,000 was paid pursuant to an October 2000 engagement letter, whereby Ernst & Young assisted the Company in identifying, assessing, negotiating and filing for various governmental incentives for new Company store locations. This engagement has since been terminated, and Ernst & Young no longer performs such services for the Company. The Company did not pay any fees to Ernst & Young during the last two fiscal years for financial system design and implementation.

The Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by the Company’s independent auditor. The Audit Committee pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination on whether non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure such services are within the parameters approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG AS INDEPENDENT AUDITORS.

ITEM THREE

SHAREHOLDER PROPOSAL

The following shareholder proposal was submitted by the International Brotherhood of Electrical Workers Pension Benefit Fund (the “Proponent”). The Proponent claims to beneficially own 10,200 shares of the Company’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponents. To ensure that readers can easily distinguish between material provided by the Proponent and material provided by the Company, materials provided by the Proponent are shown in italics.

RESOLVED, That the shareholders of Kohl’s Corporation (“the Company”) urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of establishing annual elections for directors. The Board of Directors declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

Stockholder’s Statement of Support

In our opinion, the election of corporate directors is a primary avenue for shareholders to influence corporate affairs and ensure management is accountable to the Company’s shareholders. However, under the classified voting system at the Company, individual directors face election only once every three years and shareholders only vote on roughly one-third the Board of Directors each year. In our opinion, such a system serves to insulate the Board of Directors and management from shareholder input and the consequences of poor financial performance.

By eliminating the classified Board of Directors, we believe shareholders can register their views annually on the performance of the Board of Directors and each individual director. We feel this will promote a culture of responsiveness and dynamism at the Company, qualities necessary to meet the challenge of increasing shareholder value.

We submit that by introducing annual elections and eliminating the classified Board of Directors at the Company, management and the Board of Directors will be more accountable to shareholders. We believe that by aligning the interest of the Board of Directors and management with the interests of shareholders, our Company will be better equipped to enhance shareholder value

For the above reasons, we urge a vote FOR the resolution.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO SHAREHOLDER PROPOSAL

After careful consideration, and for the reasons set forth below, the Board has determined that it is in the best interests of the Company and its shareholders to maintain the classified Board structure. The Board of Directors therefore recommends that shareholders vote AGAINST this proposal.

Since the Company’s initial public offering in 1992, the Company’s Articles of Incorporation have provided for a Board of Directors that is divided into three classes, with directors elected to staggered three-year terms. In other words, approximately one-third of the directors stand for election each year. Similar procedures for staggered elections have been adopted by most of the Company’s peers in the retail industry. Staggered elections are designed to prevent a sudden change in the entire composition of the Board in any one year. This ensures continuity and stability in the management of the business and affairs of the Company, since a majority of the directors will always have prior experience as directors and in-depth knowledge of the Company and its business and strategies. Continuity on the Board is integral to developing, refining and executing a long-term strategic plan. The Board also believes continuity provides directors with an historical perspective of the Company that enhances their ability to make fundamental decisions that are best for the Company and its shareholders.

Staggered terms give new directors an opportunity to gain knowledge about the Company’s business from continuing directors. If all directors were elected annually, a majority of directors could be replaced each year, which could result in directors who are unfamiliar with the Company and its business strategies. This could jeopardize the Company’s long-term strategies and growth plans. Maintaining three-year terms for directors also assists the Company in attracting director candidates who are interested in making a longer-term commitment to the Company.

The Board of Directors also believes that a classified Board reduces the Company’s vulnerability to unfriendly or unsolicited takeover tactics that may not be in the shareholders’ best interest. A classified board structure encourages a third party engaging in an unfriendly or unsolicited effort to take over the Company to negotiate at arms-length with the Board. At least two annual meetings would be required for a person seeking to take control of the Company to effect a change in control of the Board, giving directors time to evaluate the adequacy and fairness of any takeover proposal. It also gives the Board the leverage to negotiate the best terms. A classified board does not preclude unsolicited acquisition proposals or prevent companies from being acquired at prices that are fair and adequate but, by eliminating the threat of imminent removal, puts the incumbent Board in a position to act to maximize value to all shareholders.

The Board does not believe that the benefits of a classified board structure come at the cost of directors’ accountability to shareholders. All directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office.

The Board of Directors is committed to good governance practices and has implemented a variety of measures (discussed elsewhere in this proxy statement) to ensure a strong governance structure. The Board and its Governance and Nominating Committee regularly evaluate all of the Company’s corporate governance practices to ensure that such practices, including the staggered elections of directors, remain in the best interests of the Company and its shareholders. The Board believes that implementation of this proposal would not be in the best interests of the Company’s shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

ITEM FOUR

SHAREHOLDER PROPOSAL

The following shareholder proposal was submitted by the AFL-CIO Reserve Fund (the “Proponent”). The Proponent claims to beneficially own 200 shares of the Company’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponents. To ensure that readers can easily distinguish between material provided by the Proponent and material provided by the Company, materials provided by the Proponent are shown in italics.

RESOLVED: The shareholders of Kohl’s Corporation (the “Company”) urge the Board of Directors to seek shareholder approval for severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s average W-2 compensation over the preceding five years. This policy shall apply to existing severance agreements only if they can be legally modified by the Company, and will otherwise apply to all new severance agreements and renewals of existing agreements.

SUPPORTING STATEMENT

We believe our Company should adopt a policy either limiting the use of executive severance agreements – commonly known as golden parachutes – or else submit these agreements for shareholder approval. Under the Company’s executive employment agreements, a small number of top executives are entitled to lucrative severance packages subject to certain conditions as defined by the agreements.

CEO R. Lawrence Montgomery, President Kevin Mansell and Chief Operating Officer Arlene Meier are entitled to severance benefits if they are terminated in violation of their employment agreements or if they resign for good reason. These severance benefits generally include a lump-sum equal to three years of salary, bonus and incentive compensation, as well as a tax gross-up.

We are concerned that golden parachutes can encourage senior executives to support a takeover that may not be in the best interests of long-term shareholders because executives may be generously rewarded if a takeover occurs and they are terminated without cause. Moreover, we believe that golden parachute payments may reward an executive’s underperformance leading up to his or her termination.

Large golden parachutes can also have negative tax implications. Internal Revenue Code Section 280G limits the tax deductibility of golden parachutes if the severance payments generally exceed three times the executive’s average W-2 compensation over the preceding five years. In addition, under Internal Revenue code Section 4999, golden parachute payments that exceed this level are subject to an “excess parachute payment” excise tax.

Our Company’s executive severance agreements provide extra “gross-up” payments for any golden parachute excise tax owed by its executives. According to the Journal of Accountancy, golden parachutes that include gross-up provisions can cost a company over $3 to pay $1 of benefits, and the after-tax costs may be as high as $5 for every $1 of benefits (“Minimize Parachute Payments,” October 2001). Moreover, we believe that it is inappropriate for our Company to pay for its executives’ tax liability.

Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon. Many investors including the California Public Employees Retirement System, the Council of Institutional Investors, and Institutional Shareholder Services generally favor requiring shareholder approval for these types of severance agreements.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO SHAREHOLDER PROPOSAL

After careful consideration, and for the reasons set forth below, the Board has determined that this proposal would not enhance shareholder value and would not be in the best interests of the Company and its shareholders. The Board of Directors therefore recommends that shareholders vote AGAINST this proposal.

The Board of Directors opposes this proposal because it would interfere with the Company’s ability to attract and retain key executives. The Compensation Committee of the Board of Directors determines the compensation of the Company’s executive officers, including severance arrangements and other benefits. This Committee is comprised solely of independent, non-employee directors. The Board has assigned to this Committee the responsibility of formulating executive compensation programs that are in the best interests of the Company and its shareholders, taking into account all relevant factors. The Board believes that the Compensation Committee is in the best position to establish executive compensation policies and programs in a manner it believes will best allow the Company to attract and retain high-performing executives and to motivate executives to maximize shareholder returns.

The Board believes that the Company needs flexibility to design compensation packages, including severance arrangements, to compete for executive talent in an extremely competitive marketplace, and that the Compensation Committee should retain authority to review the objectives of the Company’s executive compensation programs without being constrained by rigid and arbitrary limitations such as those reflected in this proposal. As outlined in the Compensation Committee’s report elsewhere in this proxy statement, the Compensation Committee devotes considerable time and effort to compensation issues, including finding the balance to be struck among various objectives of the executive compensation program. The Compensation Committee and the Board are very aware of their obligation to protect shareholders’ interests, and would not agree to any severance compensation (whether or not in excess of the limit suggested by this proposal) unless convinced that doing so would be beneficial to the Company and its shareholders. The Board believes that it is ultimately in the shareholders’ best interests that the responsibility for this ongoing process continue to be vested in the Compensation Committee.

Requiring shareholder approval of executive severance pay agreements would hamper the Company’s flexibility to act promptly and decisively in attracting and retaining executives and would put the Company at a disadvantage to other companies with which it competes for executive management. Implementation of this proposal would require the Company to either convene a special meeting of shareholders for the sole purpose of voting on a contemplated severance agreement, or delay finalizing such an agreement until after its approval at the next Annual Meeting of Shareholders. The first approach is not practical, given the significant time and expense involved. Either approach would create delay and uncertainty in the recruitment of senior executives. The Company would be unable to assure a potential senior executive that his or her employment offer would be approved or ratified. This uncertainty would make the Company’s offer less valuable than those provided by other companies, whose arrangements would not be contingent upon shareholder approval.

The Proponent suggests that shareholder approval for future severance agreements could be obtained after the material terms were agreed upon. This is simply impractical. Moreover, this practice would negatively impact the Company’s recruitment of key executives by requiring the premature public disclosure of confidential employment negotiations.

The Board of Directors and the Compensation Committee have acted, and will continue to act, in the best interests of shareholders in determining severance agreements and other compensation arrangements for its executives. Compensation arrangements with senior executives, including severance agreements, should continue to be the primary responsibility of the Board acting through its Compensation Committee, which is in the best position to assess appropriate and competitive compensation practices.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

OTHER MATTERS

Cost of Solicitation

The entire cost of preparing, assembling, printing and mailing the proxy material, and the cost of soliciting proxies relating to the meeting, will be borne by the Company. The Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $7,000, plus reimbursement for out-of-pocket expenses. In addition, proxies may be solicited by officers, directors, and other regular employees of the Company by mail, telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

Shareholder Proposals

Proposals and director nominations that shareholders intend to present at the 2006 Annual Meeting of Shareholders must be received at the Company’s executive offices in Menomonee Falls, Wisconsin no later than January 27, 2006 in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company), and must be received by November 29, 2005 for consideration for inclusion in the proxy material for that meeting.

Other Proposed Action

If any other matters properly come before the meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the accompanying proxy.

Voting Procedures

Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as a Class I director, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors and AGAINST the adoption of the shareholder proposals. The votes of shareholders present in person or represented by proxy at the meeting will be tabulated by an inspector of elections appointed by the Company. The nominees for directors of the Company who receive the greatest number of votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected directors of the Company. The other proposals will be approved if the affirmative votes exceed the votes cast against. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons do not have discretionary authority as to certain shares to vote on a particular matter) will be treated as present for purposes of determining a quorum. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the outcome of the voting.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2004 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE POSTED ON THE COMPANY’S WEBSITE AT www.kohls.com, AND ARE ALSO AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

By Order of the Board of Directors

Richard D. Schepp,
Secretary

Menomonee Falls, Wisconsin

March 29, 2005

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET

https://www.proxyvotenow.com/kss

Go to the website address listed above.

Have your proxy card ready.

Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE

1-866-257-2282

(Toll Free)

Use any touch-tone telephone.

Have your proxy card ready.

Follow the simple recorded instructions.

OR

MAIL

Mark, sign and date your proxy card. Detach your proxy card.

Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

1-866-257-2282

CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes must be indicated (x) in Black or Blue ink.

The Board of Directors opposes proposals 3 and 4.

1. Election of directors of the Company for a term of office expiring in 2008.

FOR ALL

WITHHOLD FOR ALL

EXCEPTIONS

Nominees: 01—James D. Ericson, 02—William S. Kellogg, 03—Arlene Meier, and 04—R. Elton White

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line.)

Exceptions

FOR AGAINST ABSTAIN

2. Ratify appointment of Ernst & Young LLP as independent auditors.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.

FOR AGAINST ABSTAIN

3. Shareholder proposal requesting the Board of Directors to take the necessary steps to declassify the Board of Directors. The Board of Directors opposes this proposal

4. Shareholder proposal requesting the Board of Directors to seek shareholder approval of Certain severance agreements with senior executives. The Board of Directors opposes this proposal

5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

To change your address, please mark this box and correct at left.

SCAN LINE

Date Share Owner sign here Co-Owner sign here

ADMISSION TICKET

Annual Meeting of Shareholders of

KOHL’S CORPORATION

WEDNESDAY, APRIL 27, 2005 10:30 a.m.

Midwest Airlines Center 400 West Wisconsin Avenue Milwaukee, Wisconsin 53203

This ticket admits only the named shareholder. Please bring this admission ticket and a proper form of identification with you if attending the meeting.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the Annual Meeting, please promptly vote by telephone, through the internet or by completing and returning the attached proxy card.Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so.

Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

KOHL’S CORPORATION

PROXY

Annual Meeting of Shareholders April 27, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard D. Schepp and Arlene Meier and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, and in their discretion on all other matters as may properly come before the meeting, any or all of the shares of Common Stock of KOHL’S CORPORATION, held of record by the undersigned on March 2, 2005, at the Annual Meeting of Shareholders of Kohl’s Corporation to be held April 27, 2005, or at any adjournment thereof.

The Board of Directors recommends a vote FOR Proposal NOS. 1 and 2 and AGAINST Proposal NOS. 3 and 4. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 AND AGAINST PROPOSAL NOS. 3 and 4 IF NO SPECIFICATION IS MADE.

(Continued, and to be dated and signed on the reverse side.)

I agree to access future proxy statements and annual reports over the Internet.

Please check here if you plan to attend the annual meeting.

To include any comments, please mark this box, and use reverse side.

KOHL’S CORPORATION P.O. BOX 11011 NEW YORK, N.Y. 10203-0011